UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2012

MACQUARIE INFRASTRUCTURE COMPANY LLC
(Exact name of Registrant as specified in its charter)

Delaware	001-32384	43-2052503
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

125 West 55th Street, New York, New York (Address of principal executive offices)	10019 (Zip code)

(212) 231-1000
(Registrant’s telephone number, including area code)

N.A.
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On August 8, 2012, (i) The Gas Company, LLC (“TGC”), a wholly-owned indirect subsidiary of Macquarie Infrastructure Company LLC, entered into a 5-year $60.0 million senior secured revolving credit agreement with Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), and certain lenders party thereto which will be available to TGC upon receipt of the approval of the Hawaii Public Utility Commission, and (ii) TGC’s parent, HGC Holdings LLC (“HGC”), entered into a 5-year $80.0 million senior secured term loan agreement with the Administrative Agent and certain lenders party thereto (the “Term Loan Agreement”).   In addition, TGC entered into a note purchase agreement for the issuance of $100.0 million 10-year senior secured notes (the “Notes”). Proceeds of the Notes issuance and the Term Loan Agreement were used to repay  HGC’s and TGC’s outstanding term loans and a drawn capital expenditure facility.

Material terms of the facilities are as follows:

Borrower	TGC	TGC	HGC

Facilities	$100.0 million of senior secured notes	$60.0 million of revolver facility	$80.0 million of term loan facility

Amortization	Payable at maturity

Interest type	Fixed	Floating	Floating

Interest rate and fees	Interest rate: 4.22% payable semi-annually	LIBOR plus 1.50% or Base Rate: 0.5% above the greater of the prime rate or the federal funds rate plus 0.5% Commitment fee: 0.225% on the undrawn portion.	LIBOR plus 2.25% or Base Rate: 1.25% above the greater of the prime rate or the federal funds rate plus 0.5%

Maturity	10 years from closing date	5 years from closing date	5 years from closing date

Mandatory prepayment	[See Prepayment offer section below]
With net proceeds from the sale of assets  in excess of $5,000,000 that are not reinvested in assets used or useful in the business of TGC and its subsidiaries;

With insurance proceeds in excess of  $10,000,000 that are not reinvested in assets used or useful in the business of TGC and its subsidiaries.

With net proceeds from the sale of assets  in excess of $5,000,000 that are not reinvested in assets used or useful in the business of HGC and its subsidiaries;

With insurance proceeds in excess of  $10,000,000 that are not reinvested in assets used or useful in the business of HGC and its subsidiaries.

Optional repayment
Prepayment not less than $2.5 million in aggregate principal amount in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus accrued and unpaid interest thereon and a make-whole amount.

Offer to prepay (i) in the event of a change in control and upon asset disposition or insurance events in the event of a change in control, (ii) with net proceeds from the sale of assets in excess of $5,000,000 that are not reinvested in assets used or useful in the business of TGC and its subsidiaries, and (iii) with insurance proceeds in excess of  $10,000,000 that are not reinvested in assets used or useful in the business of TGC and its subsidiaries.
	Prepayment without premium or penalty with minimum repayment amount of $3.0 million and increments of $1.0 million with respect to base rate loans and LIBOR rate loans and $100,000 and increments of $100,000 for swingline loans.	Prepayment without premium or penalty with minimum repayment amount of $3.0 million and increments of $1.0 million.

Distribution covenant	Distributions permitted if no default or event of default.	Distributions permitted if no default or event of default.	Distributions permitted if the following conditions are met:

•	Leverage ratio (Total Indebtedness to Consolidated Capitalization Ratio) for any fiscal quarter less than 65.0%; and

•	No default or event of default.

Events of default
Failure to pay interest, principal, or premium, failure to comply with covenants, breach of representations and warranties, insolvency events, ERISA events, judgments, cross default to material contracts.

Failure to pay interest, principal or fees, failure to comply with covenants, change in control, breach of representations and warranties, insolvency events, ERISA events, judgments, cross default to material contracts, abandonment.

Failure to pay interest, principal, or fees, failure to comply with covenants, change in control, breach of representations and warranties, insolvency events, ERISA events, judgments, cross default to material contracts, abandonment.

Financial covenants	Backward interest coverage ratio less than 3.0x; and	Backward interest coverage ratio less than 3.0x; and	Backward interest coverage ratio less than 3.0x; and

	Leverage ratio (Total Indebtedness to Capitalization Ratio) for any fiscal quarter greater than 65.0%.	Leverage ratio (Total Indebtedness to Capitalization Ratio) for any fiscal quarter greater than 65.0%.	Leverage ratio (Total Indebtedness to Consolidated Capital Ratio) for any fiscal quarter greater than 67.5%.

Collateral	First lien on all assets of TGC and its subsidiaries.	First lien on all assets of TGC and its subsidiaries.	First lien on all assets of HGC and its subsidiaries.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

 (d) Exhibits

99.1              Press release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 10, 2012

MACQUARIE INFRASTRUCTURE
COMPANY LLC

By:	/s/ James Hooke
	Name:	James Hooke
	Title:	Chief Executive Officer